Exhibit 99.1

Rockwell Medical Technologies, Inc. Reports Fourth Quarter Earnings Per Share of $0.01; Quarterly Revenue Reaches Record $4.1 Million; Company Turns Profit for 2003 on 30.2% Increase in Revenue

PR Newswire -- February 26, 2004

    WIXOM, Mich., Feb. 26 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative dialysis products manufacturer serving the healthcare industry, today reported results for the fourth quarter and year ended December 31, 2003:


    Fourth Quarter 2003


    * Fourth quarter net income was $100,026 compared with a ($72,847) loss for the fourth quarter of 2002.


    * Net earnings per share for the fourth quarter improved to $.01 compared with a loss of ($.01) in the same quarter last year.


    * Revenue increased to a record $4,142,975 in the fourth quarter, a 15% improvement over the same period in 2002.


    * Gross profit margin improved to 19.2% in the fourth quarter compared with 15.6% in the fourth quarter last year.


    * Dri-Sate(R) Dry Acid Concentrate sales increased 33% in the fourth quarter compared to the same period in 2002.


    Year Ended December 31, 2003


    * Net income for 2003 was $4,853 as compared to a ($980,711) loss in 2002. Results for 2003 included R&D costs of approximately $250,000 related to the development of Rockwell's proprietary dialysate iron-therapy product.


    * Net income for 2003 reflected a $985,564 improvement, or $.12 per share, compared with 2002.


    * Revenue increased to $14,970,144 for 2003; a 30.2% improvement in revenue over 2002.


    * Gross profit margin improved 4.5 margin points to 17.1% in 2003 as compared with 12.6% in 2002.


    * Dri-Sate(R) Dry Acid Concentrate sales increased 34% in 2003 as compared to 2002.


    Mr. Robert L. Chioini, Chairman, CEO, and President of Rockwell Medical Technologies, Inc. stated, "We had a strong fourth quarter and an exceptional year. We achieved record financial performance which was driven by strong demand for our products, solid growth in our sales and improved efficiencies in our operations. Rockwell's core concentrate business is profitable and we expect it to continue to become more so going forward. Looking forward, our priorities are to obtain FDA approval to market the Company's proprietary iron-therapy product and to continue to gain market share in our core concentrate business."

    Rockwell has been developing an innovative, proprietary concentrate product containing ferric pyrophosphate (FePPi), a water-soluble form of iron, to be used as a treatment for iron deficiency in dialysis patients. The Company is seeking FDA approval of this product which it intends to market.
As compared to intravenous (IV) iron administration, the Company believes that administering iron through its dialysate is a safer and more effective method for maintaining iron balance in dialysis patients, while at the same time eliminating the associated nursing and pharmaceutical IV iron administration costs. Rockwell licensed the exclusive rights to the patent which covers the pharmaceutical composition, methods of use and delivery of iron to be administered via dialysate to both hemodialysis and peritoneal dialysis patients. The Company estimates that the U.S. dialysis market for IV iron generates between $270 million to $300 million in annual revenue.

    Rockwell will be holding a conference call to discuss its earnings results on Thursday, February 26, 2004 at 11:00 a.m. EST. The call in number is 888-896-0862. The call will be available for replay on the Company's website at www.rockwellmed.com .

    Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products that improve the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and suffer from chronic kidney failure, a condition also known as end stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased 6-8% on average each year over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the proprietary Dri-Sate(R) Dry Acid Mixing System, RenalPure(TM) Liquid Acid, RenalPure(TM) Powder Bicarbonate, SteriLyte(R) Liquid Bicarbonate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com .

    Certain statements in this press release with respect to Rockwell's business and operations, including the statements regarding the Company's ability to increase and sustain a profitable level of operations and the potential of the Company's proprietary dialysate iron product, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, general economic conditions, economic conditions in the hemodialysis industry, competitive factors, failure to obtain FDA approval, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.




              Rockwell Medical Technologies, Inc. and Subsidiary

                        Consolidated Income Statements

          For the quarter and year ended December 31, 2003 and 2002

                               (Whole dollars)

                    Quarter Ended   Quarter Ended   Year Ended    Year Ended
                     December 31,    December 31,   December 31,  December 31,
                        2003            2002           2003          2002
    Sales             $4,142,975      $3,604,987    $14,970,144   $11,495,764
    Cost of Sales      3,346,866       3,042,879     12,414,462    10,042,000
     Gross Profit        796,109         562,108      2,555,682     1,453,764
    Selling, General
     and Administrative  650,493         614,725      2,367,773     2,318,945
     Operating Income
      (Loss)             145,616         (52,617)       187,909      (865,181)
    Interest Expense,
     net                  45,590          20,230        183,056       115,530
     Net Income (Loss)  $100,026        $(72,847)        $4,853     $(980,711)

    Average shares
     outstanding       8,510,828       8,303,881      8,495,134     7,867,464

    Basic & Diluted
     Earnings (Loss)
     per Share *            $.01           $(.01)         $0.00         $(.12)

    * - Fully diluted shares outstanding were 9,229,754 for the fourth quarter of 2003.



              Rockwell Medical Technologies, Inc. and Subsidiary

                         Consolidated Balance Sheets

                       As of December 31, 2003 and 2002

                               (Whole Dollars)

                                                DECEMBER 31,     DECEMBER 31,
      ASSETS                                        2003             2002
    Cash and Cash Equivalents                    $132,227             $133
    Restricted Cash and Cash Equivalents            8,662           13,965
    Accounts Receivable, net of a reserve of
     $34,500 in 2003 and $51,500 in 2002        2,169,564        1,722,455
    Inventory                                   1,350,291        1,476,506
    Other Current Assets                          103,971          118,316
      Total Current Assets                      3,764,715        3,331,375

    Property and Equipment, net                 1,943,376        1,730,594
    Intangible Assets                             314,071          336,201
    Goodwill                                      920,745          920,745
    Other Non-current Assets                      127,467          134,776
      Total Assets                             $7,070,374       $6,453,691


      LIABILITIES AND SHAREHOLDERS' EQUITY

    Short Term Borrowings                        $642,018         $417,254
    Notes Payable & Capitalized Lease
     Obligations                                  307,959          194,799
    Accounts Payable                            1,692,540        1,680,842
    Accrued Liabilities                           329,519          333,792
      Total Current Liabilities                 2,972,036        2,626,687

    Long Term Notes Payable & Capitalized
     Lease Obligations                            926,230          781,504

      Shareholders' Equity:
    Common Share, no par value, 8,519,405 and
     8,488,283 shares issued and outstanding   11,832,220       11,724,507
    Common Share Purchase Warrants, 3,766,071
     and 3,753,460 shares issued and
     outstanding                                  320,150          306,108
    Accumulated Deficit                        (8,980,262)      (8,985,115)
      Total Shareholders' Equity                3,172,108        3,045,500

      Total Liabilities And Shareholders'
       Equity                                  $7,070,374       $6,453,691


SOURCE  Rockwell Medical Technologies, Inc.
    -0-                             02/26/2004
    /CONTACT: Thomas Klema of Rockwell Medical Technologies, Inc., +1-248-960-9009/
    /Web site:  http://rockwellmed.com /
    (RMTI)

CO:  Rockwell Medical Technologies, Inc.
ST:  Michigan
IN:  MTC
SU:  ERN CCA MAV